77Q.2. Any information called for by instructions to sub-item 77Q2.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the
Fund's Managers and officers and persons who own more than ten percent of the Fund's outstanding interests and certain officers and directors of the Fund's investment advisers (collectively, "Section 16 reporting persons") to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Fund interests.
Section 16 reporting persons are required by SEC regulations to furnish the Fund with copies of all Section 16(a) forms they file. To the Fund's knowledge, based solely on a review of the copies of such reports furnished to the Fund and on representations made, all Section 16 reporting persons complied with all Section 16(a) filing requirements applicable to them for the year ended March 31, 2006, except that Matthew Hackethal, appointed Chief Compliance Officer in 2005, filed an Initial Statement of Beneficial Ownership of Securities on Form 3 showing no ownership of Fund interests after the required time period due to administrative oversight.